Exhibit 10.31(F)
FIFTH AMENDMENT TO LEASE AGREEMENT
THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Fifth Amendment”) is made as of the 29 day of November, 2017, by and between ARE-SEATTLE NO. 16, LLC, a Delaware limited liability company (“Landlord”), and JUNO THERAPEUTICS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of April 6, 2015, as amended by that certain First Amendment to Lease Agreement dated as of May 21, 2015, as further amended by that certain Second Amendment to Lease Agreement dated as of September 30, 2015, as further amended by that certain Third Amendment to Lease Agreement dated as of November 17, 2016, and as further amended by that certain Fourth Amendment to Lease Agreement of even date herewith (the “Fourth Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant shall lease certain premises containing approximately 241,276 rentable square feet of the Building consisting of (i) the 4th floor containing approximately 33,799 square feet, (ii) the 5th floor containing approximately 26,024 square feet, (iii) the 6th floor containing approximately 26,659 square feet, (iv) the 7th floor containing approximately 26,645 square feet, (v) the 8th floor containing approximately 26,630 square feet, (vi) the 9th floor containing approximately 26,215 square feet, (vii) the 10th floor containing approximately 26,200 square feet, (viii) the 11th floor containing approximately 26,047 square feet, and (ix) the 12th floor containing approximately 23,057 square feet (collectively, the “Premises”) in that certain building located at 400 Dexter Avenue North, Seattle, Washington. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant desire, subject to the terms set forth below, to amend the Lease to reflect that Tenant has elected by executing this Fifth Amendment to exercise its right to lease all of the Fixed Expansion Premises pursuant to Section 2 of the Fourth Amendment. The Fixed Expansion Premises consists of the Suite 250 Premises containing approximately 4,540 rentable square feet on the 2nd floor of the Building and the 3rd Floor Premises containing approximately 20,978 rentable square feet on the 3rd floor of the Building, both as more particularly shown on Exhibit A attached hereto.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Amended Definitions. From and after the date hereof, the definitions of Premises, Rentable Area of Premises, and Tenant’s Share of Operating Expenses are hereby deleted in their entirety and replaced with the following:

“Premises: A portion of the 2nd floor of the Building known as the Suite 250 Premises and the entire rentable area on each of the 3rd, 4th, 5th, 6th, 7th, 8th, 9th, 10th, 11th and 12th floors of the Building consisting of approximately 266,794 rentable square feet.”
“Rentable Area of Premises: 266,794 rentable square feet.”
“Rentable Area of Building: 290,111 rentable square feet.”
“Tenant’s Share of Operating Expenses: 91.2%”

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Except as expressly provided for in this Fifth Amendment, Tenant shall lease the Fixed Expansion Premises on all of the terms that are applicable to Tenant’s exercise of its Initial Expansion Right as provided for in Section 2 of the Fourth Amendment.

2.
Base Rent for Fixed Expansion Premises. Tenant shall not be required to pay any Base Rent for the Fixed Expansion Premises until November 15, 2019. Commencing on November 15, 2019, Tenant shall commence paying Base Rent for the Fixed Expansion Premises as follows: (i) with respect to the approximately 4,540 rentable square feet in the Suite 250 Premises, Tenant shall be required to pay Base Rent of $54.00 per rentable square foot, and (B) with respect to the approximately 20,978 rentable square feet in the 3rd Floor Premises, Tenant shall be required to pay Base Rent at the then-current Base Rent per rentable square foot being paid with respect to the 4th floor and the 5th floor of the Premises, as adjusted pursuant to Section 4 of the Lease. The Base Rent payable with respect to the Fixed Expansion Premises shall be adjusted on each Adjustment Date by the Rent Adjustment Percentage. Other than the Base Rent abatement provided in this Section 2, Tenant shall not be entitled to any other Base Rent abatement with respect to the Fixed Expansion Premises. Tenant shall, subject to compliance with applicable Lease requirements, be entitled to the TI Allowance referenced in the Work Letter attached hereto as to the entire Fixed Expansion Premises, and to the Lobby Allowance and Restroom Allowance referenced in the Fourth Amendment as to only the 3rd Floor Premises.

3.
Operating Expenses. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Tenant’s Share of Operating Expenses with regards to the Fixed Expansion Premises (i.e. 8.79%) until November 15, 2019 and Tenant’s Share of Operating Expenses shall continue to be 83.16% until November 14, 2019.

4.
Security Deposit. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to deliver an additional Security Deposit in connection with the addition of the Fixed Expansion Premises.

5.	Right to Expand. Except as provided for in Section 1 of the Fourth Amendment, Tenant shall have no further Fixed Expansion rights to expand in the Building.

6.	Tenant Improvements. The Tenant Improvements for the Fixed Expansion Premises shall be designed and constructed pursuant to the terms of the Work Letter attached hereto as Exhibit B.

7.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

8.	Miscellaneous.
a.    This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions between the parties. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.    This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

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c.    This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fifth Amendment attached thereto.
d.    Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment as of the day and year first above written.
TENANT:
JUNO THERAPEUTICS, INC.,
a Delaware corporation
By: /s/ Hans Bishop
Its: C.E.O.

LANDLORD:
ARE-SEATTLE NO. 16, LLC,
a Delaware limited liability company
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership,
    managing member
By:    ARE-QRS CORP.,
         a Maryland corporation,
         general partner
By: /s/ Jackie Clem
        Its Senior Vice President
RE Legal Affairs

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LANDLORD’S ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA         )
) §
County of Los Angeles             )

On November 30 , 2017, before me, RACHEL EARLE , a Notary Public, personally appeared Jackie Clem who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct

WITNESS my hand and official seal.                 [stamp]

/s/ Rachel Earle
Signature of Notary                        (Affix seal here)

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TENANT’S ACKNOWLEDGMENT

STATE OF WA COUNTY OF King	ss.

On this 28 day of November , 2017, before me personally appeared Hans Bishop , to me known to be the CEO of Juno Therapeutics , a _________ _________, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Patricia Grossbard

(Signature of Notary)

Patricia Grossbard

(Legibly Print or Stamp Name of Notary)
Notary public in and for the State of Washington ,
residing at 400 Dexter Ave N, Seattle, WA 98109

My appointment expires 5/12/20

[seal]

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Exhibit A

Fixed Expansion Premises

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Exhibit B to Fifth Amendment

Work Letter
THIS WORK LETTER dated November ___, 2017 (this “Work Letter”) is made and entered into by and between ARE-SEATTLE NO. 16, LLC, a Delaware limited liability company (“Landlord”), and JUNO THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated April __, 2015, as amended by that certain First Amendment to Lease Agreement dated as of May 21, 2015 (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated as of September 30, 2015 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease Agreement dated as of November 17, 2016 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease Agreement of even date herewith (the “Fourth Amendment”), and as further amended by that certain Fifth Amendment to Lease Agreement dated concurrently herewith (the “Fifth Amendment”) (as amended, the “Lease”), by and between Landlord and Tenant.
1.General Requirements.
(a)    Tenant’s Authorized Representative. Tenant designates Geoff Quinn (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 1 business day advance written notice to Landlord.
(b)    Landlord’s Authorized Representative. Landlord designates Todd Chambers (“Landlord’s Representative”) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 1 business day advance written notice to Tenant. Neither Landlord nor Landlord’s Representative shall be authorized to direct Tenant’s contractors in the performance of the Tenant Improvements (as hereinafter defined).
(c)    Landlord and Tenant agree that the TI Architect (as defined in Section 3(b) below) for the Tenant Improvements (as defined in Section 3(a) below) and Tenant’s general contractor for construction of the Tenant Improvements (the “TI Contractor”) shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Skanska USA is an approved TI Contractor for which no Landlord consent is required. The subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall directly engage the TI Architect and the TI Contractor for the design and construction of the Tenant Improvements. Landlord shall be named a third party beneficiary of any warranties and indemnities provided in any contract entered into by Tenant with the TI Architect and the TI Contractor for the Tenant Improvements. Tenant’s contracts with the TI Contractor shall contain not less than a one-year warranty as to materials and workmanship with respect to the Tenant Improvements, and Tenant’s contract shall provide that the warranty shall inure to the benefit of both Landlord and Tenant and shall be directly enforceable by either of them. Tenant covenants to provide Landlord with an assignment (on a non-exclusive basis) or other assurance necessary to effect such right of direct enforcement in the event of a Default by Tenant or a termination of the Lease prior to the expiration of any applicable warranty period. Landlord shall be responsible for enforcing any applicable warranties provided in its construction contracts that provide coverage applicable to any defective work in the Building Shell. Tenant shall be entitled, at Tenant’s election, to receive the benefit of any warranties provided to Landlord by third parties applicable to construction, materials or equipment on, in or about any portion of the Premises that Tenant is obligated

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to maintain under the Lease. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers, but the cost of any such extended warranties shall be borne solely by Tenant.
(d)    Coordination Obligations. Landlord and Tenant shall work together in a cooperative manner to coordinate the Tenant Improvements and to achieve the substantial completion of all such work in as prompt and efficient manner as reasonably practicable.
2.    Intentionally Omitted.
3.    Tenant Improvements.
(a)    Tenant Improvements Defined. Other than funding (i) the TI Allowance (as defined below) as to the Fixed Expansion Premises, (ii) the Lobby Allowance and Restroom Allowance (as referenced in the Lease) as to the 3rd Floor Premises, and (iii) except as otherwise expressly set forth herein or in the Lease, Landlord shall not have any obligation whatsoever with respect to the Tenant Improvements and the finishing of the Fixed Expansion Premises for Tenant’s use and occupancy. As used herein, “Tenant Improvements” shall mean all fixed improvements (excluding furniture and other personal property of Tenant) to the Fixed Expansion Premises desired by Tenant and shall include, subject to Landlord’s approval rights pursuant to this Work Letter, the design, permitting and construction of the balance of the improvements to the Fixed Expansion Premises and all such improvements shall be of a quality consistent with tenant improvements to other Class A laboratory/office buildings in Seattle and the Building Shell. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that the Tenant Improvements shall also be subject to Tenant obtaining the requisite approvals from the City of Seattle, and any applicable architectural review boards, planning commission, city council and building department. Tenant may elect to perform Tenant Improvements within the 3rd Floor Premises first, and then perform Tenant Improvements within the Suite 250 Premises in a second phase. In such event, the entire TI Allowance for the Fixed Expansion Premises shall be made available to Tenant for the 3rd Floor Premises phase of construction, and the deliverables required of Tenant by this Work Letter, including without limitation those at Section 3(b)-(d) and 6(e), shall apply separately to the 3rd Floor Premises Tenant Improvements and to the Suite 250 Premises Tenant Improvements.
(b)    Tenant’s Design Drawings. Tenant shall retain a licensed architect selected by Tenant and approved by Landlord pursuant to Section 1(c) above (“TI Architect”) to prepare and deliver to Landlord and the Architect schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements. Flad is an approved TI Architect for which no Landlord consent is required. The TI Design Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. In particular, but without limitation, Landlord shall not refuse consent to plan features or material specifications which are similar to, or logical extensions of, tenant improvements that Landlord or Tenant has constructed in other portions of the Premises outside the Fixed Expansion Premises. Not more than 10 business days after receipt, Landlord shall notify Tenant of Landlord’s approval or disapproval of the TI Design Drawings and, if disapproved, Landlord shall return the TI Design Drawings to Tenant with a detailed explanation of the reason(s) for disapproval. Representatives of both parties shall promptly make themselves available to discuss and resolve Landlord’s comments or revisions, and such documents shall promptly be revised by Tenant to incorporate any agreed upon changes. In the event the parties cannot reach agreement and resolve all disputed matters relating to any such documents, the parties shall promptly meet and confer and negotiate in good faith to reach agreement on any disputed matters. Such process shall continue until Landlord has approved the TI Design Drawings; provided, however, that any disputes in connection with the TI Design Drawings shall be resolved in accordance with Section 3(d) hereof.
(c)    Working Drawings. Following Landlord’s and Tenant’s approval of the TI Design Drawings, Tenant shall cause the TI Architect to prepare and deliver to Landlord and the Architect for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction

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Drawings”), which TI Construction Drawings shall represent the logical evolution of the approved TI Design Drawings. As between Landlord and Tenant, Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. The TI Construction Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed and in particular, but without limitation, Landlord shall not object to any feature of the TI Construction Drawings that was included in the TI Design Drawings or which is a logical extension thereof unless it would reasonably be expected to materially or adversely impact the Building Shell or Building Systems. Landlord shall notify Tenant of its approval or disapproval of the TI Construction Drawings within 10 business days after Landlord receives the TI Construction Drawings and, if disapproved, Landlord shall return the TI Construction Drawings to Tenant with a detailed explanation of the reason(s) for disapproval, and the procedure described in Section 3(b) above shall be repeated until Landlord approves, in writing, the TI Construction Drawings; provided, however, that any disputes in connection with the TI Construction Drawings shall be resolved in accordance with Section 3(d) hereof. The approved TI Construction Drawings, as modified, shall be deemed the “TI Construction Drawings”.
(d)    Approval and Completion. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided, however, that (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any decision by Tenant shall be payable by Tenant (subject to reimbursement out of the TI Allowance as provided for below or payable by Tenant as Excess TI Costs), and (iii) Tenant’s decision will not materially or adversely affect the structural components of the Building or any Building Systems. Any TI Changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 5 hereof; provided, however, that the terms of this Section 3(d) shall apply to any dispute between Landlord and Tenant in connection with any such TI Changes.
4.    Performance of Tenant Improvements.
(a)    Commencement and Permitting of the Tenant Improvements. Tenant shall retain the TI Contractor selected by Tenant and reasonably approved by Landlord pursuant to Section 1(c) above to construct the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the approved TI Construction Drawings. The cost of obtaining the TI Permit shall be payable by Tenant (subject to reimbursement out of the TI Allowance as provided for below or payable by Tenant as Excess TI Costs). Landlord shall, at no cost to Landlord, assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of Tenant’s contract with the TI Contractor for the Tenant Improvements and the TI Architect, and certificates of insurance from any subcontractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the TI Contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the TI Contractor’s liability coverages.
(b)    Selection of Materials, Etc. Where more than one type of material or structure is indicated on the approved TI Construction Drawings, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s reasonable discretion if the matter concerns the structural components of the Building or any Building System.
(c)    Tenant Liability. Tenant shall be responsible for causing any construction deficiencies or defects in the Tenant Improvements to be corrected.
(d)    Substantial Completion. Tenant shall use commercially reasonable efforts to cause the TI Contractor to substantially complete or cause to be substantially completed the Tenant Improvements in

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a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Fixed Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the TI Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required with respect to the Tenant Improvements: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.
5.    TI Changes.
(a)    Tenant’s Right to Request Changes. In the event that Tenant desires to make a material change to the TI Construction Drawings that is other than a logical extension of the approved TI Construction Drawings, at any time after the approval thereof by Landlord (a “TI Change”), Tenant shall deliver written notice of the same to Landlord setting forth in reasonable detail the nature and extent of any such proposed TI Change (a “TI Change Request”). Such TI Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such TI Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. If such TI Change does not materially or adversely affect the Building Shell (or the structural components thereof) and/or any Building Systems, Landlord’s approval of such TI Change shall not be required. If Landlord fails to respond within such 5 business day period, then Tenant shall provide Landlord with a second written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s TI Change Request within 2 business days after Landlord’s receipt of the second notice shall be deemed approval by Landlord, and if Landlord does not respond within such 2 business day period, then Landlord shall be deemed to have approved such TI Change Request. Additionally, if Landlord disapproves of the item proposed by Tenant, then Landlord shall deliver to Tenant its written explanation for such disapproval and proposal for modifications and the parties shall negotiate in good faith to reach agreement on the item proposed.
(b)    Implementation of Changes. If Landlord approves (or is deemed to have approved) such TI Change, Tenant may cause the approved TI Change to be instituted. If any TI Permit modification or change is required as a result of such TI Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change. Any dispute between Landlord and Tenant in connection with any such TI Changes shall be subject to the terms of Section 3(d).
6.    Costs.
(a)    Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. The Budget shall be based upon the TI Construction Drawings approved by Tenant and Landlord. Landlord shall not be entitled to a fee for monitoring and inspecting the construction of the Tenant Improvements but Landlord shall be entitled to be reimbursed by Tenant from the TI Allowance for Landlord’s reasonable and actual out-of-pocket costs and expenses incurred in connection with monitoring and inspecting the construction of the Tenant Improvements. If the Budget is greater than the TI Allowance, Tenant shall be responsible for the paying the excess.
(b)    TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (the “TI Allowance”) of $145.00 per rentable square foot of the Fixed Expansion Premises or in $3,700,110 in the aggregate. The TI Allowance shall be disbursed in accordance with this Work Letter.

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(c)    Costs Includable in TI Allowance. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Administrative Rent and the cost of TI Changes and all hard and soft costs incurred by Tenant for completion of the Tenant Improvements and Tenant’s occupancy, including, without limitation, the purchase by Tenant of furniture, fixtures and equipment for the Fixed Expansion Premises (collectively, “TI Costs”).
(d)    Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If the TI Costs under the Budget (as the same may be amended) exceed the TI Allowance, Tenant shall be responsible for paying for all TI Costs in excess of the TI Allowance (“Excess TI Costs”). Tenant shall timely pay for the cost of the Tenant Improvements so that liens are not filed against the Property and, for the avoidance of any doubt, the provisions of Sections 15 and 20(e) shall apply to Tenant’s construction of the Tenant Improvements. Notwithstanding anything to the contrary set forth in this Section 6(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.
(e)    Payment for TI Costs. Upon Tenant’s written request to Landlord, one-half (1/2) of the TI Allowance shall be disbursed by Landlord to Tenant as reimbursement for the costs incurred by Tenant during the course of design and construction of the Tenant Improvements at the point where the TI Contractor certifies to Landlord’s reasonable satisfaction that the Tenant Improvements are at least 50% complete. Upon Tenant’s written request to Landlord, the remaining one-half (1/2) of the TI Allowance shall be disbursed by Landlord to Tenant as reimbursement for the costs incurred by Tenant for the design and construction of the Tenant Improvements upon completion of (and payment by Tenant in full for) the Tenant Improvements. Tenant shall, upon request from Landlord, provide monthly financial accounting reports (in form reasonably acceptable to Landlord) documenting work completed, costs relative to Budget and payments made by Tenant with respect to the Tenant Improvements. Prior to making any disbursements from the TI Allowance, Landlord may require draw requests in a customary form reasonably approved in advance by Landlord, containing certifications, lien waivers (including unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord may reasonably require. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) statements setting forth the names of all contractors and first tier subcontractors who did work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) all governmental permits and approvals required for the occupancy for the Fixed Expansion Premises to the extent they are related to the completion of the Tenant Improvements; and (v) copies of all operation and maintenance manuals and warranties affecting the Fixed Expansion Premises that Tenant received from the TI Contractor in connection with the construction of the Tenant Improvements.
7.    Intentionally Omitted.
8.    Miscellaneous.
(a)    Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.
(b)    Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
(c)    No Default. In no event shall Landlord have any obligation to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

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